Exhibit 99.17
RELEASE AND TERMINATION AGREEMENT
This Release and Termination Agreement (this “Agreement”) is made and entered into as of August 23, 2019 between M Capital Group Investors II, LLC (“M Capital II”), Cactus Holding Company, LLC (“Cactus I”), Citibank, N.A. (“Citibank”) and Citigroup Global Markets Inc. (“CGMI”).
RECITALS
WHEREAS, Citibank and M Capital II have entered into a master terms and conditions for prepaid variable share forward transactions, dated as of October 29, 2013 (as amended, modified or supplemented from time to time, the “Citibank Master Confirmation”) and the Seventh Amended and Restated Transaction 1 Supplemental Confirmation, dated as of February 13, 2019 (the “Seventh A&R Transaction 1 Supplemental Confirmation” and, together with the Citibank Master Confirmation, the “Citibank Confirmation”).  The Seventh A&R Transaction 1 Supplemental Confirmation is governed by the Citibank Master Confirmation.
WHEREAS, in connection with the Citibank Confirmation, Citibank and M Capital II have entered into a Security Agreement, dated as of October 29, 2013, as amended as of December 23, 2013 (the “Citibank Security Agreement”) and M Capital II has pledged and granted to Citibank a security interest in 9,864,000 shares of Class A common stock (“Class A Shares”) of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”) as collateral security for its obligations under the Citibank Confirmation, and CGMI is the Custodian (as defined in the Citibank Security Agreement) with respect to such Class A Shares.
WHEREAS, Citibank and M Capital II intend to terminate in full the Seventh A&R Transaction 1 Supplemental Confirmation, upon payment of the Citibank Termination Amount (as defined below).
WHEREAS, CGMI and M Capital II have entered into a master terms and conditions for prepaid variable share forward transactions, dated as of May 18, 2016 (as amended, modified or supplemented from time to time, the “CGMI Master Confirmation”), the Fifth Amended and Restated Transaction 1 Supplemental Confirmation, dated August 23, 2019 (the “Fifth A&R Transaction 1 CGMI Supplemental Confirmation”) and the Transaction 2 Supplemental Confirmation, dated August 23, 2019 (the “Transaction 2 CGMI Supplemental Confirmation” and, together with the CGMI Master Confirmation and the Fifth A&R Transaction 1 CGMI Supplemental Confirmation, the “CGMI Confirmation”).  Each of the Fifth A&R Transaction 1 CGMI Supplemental Confirmation and the Transaction 2 CGMI Supplemental Confirmation is governed by the CGMI Master Confirmation.
WHEREAS, in connection with the CGMI Master Confirmation, CGMI and M Capital II have entered into a Security Agreement, dated as of May 18, 2016 (the “CGMI Security Agreement”) and M Capital II has pledged and granted to CGMI a security interest in the Available Class A Shares (as defined below) of the Issuer as collateral security for its obligations under the CGMI Confirmation.
WHEREAS, CGMI, M Capital II and Cactus I have entered into a Trigger Price Agreement, dated August 23, 2019 (the “August 2019 Trigger Price Agreement”).
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.            Termination of Seventh A&R Transaction 1 Supplemental Confirmation.
(a)                    Citibank and M Capital II agree that the Seventh A&R Transaction 1 Supplemental Confirmation and the transactions thereunder are being terminated in full and the amount payable by M Capital II to Citibank in respect of such termination (the “Citibank Termination Amount”) is USD 332,568,000.
(b)                    The payment of the Citibank Termination Amount shall be caused as follows:  (x) M Capital II directs, and CGMI agrees to pay to Citibank the Prepayment Amount on the Prepayment Date (each as defined in the Transaction 2 CGMI Supplemental Confirmation) and (y) M Capital II and Cactus I each direct, and CGMI agrees to pay to Citibank USD 18,602,000 (the “August 2019 Trigger Price Agreement Payment”) on such Prepayment Date.

(i)          The parties acknowledge and agree that CGMI’s payment of (a) the Prepayment Amount (as defined in the Transaction 2 CGMI Supplemental Confirmation) to Citibank pursuant to clause (b)(x) shall be in full satisfaction of CGMI’s corresponding obligation to M Capital II under the Transaction 2 CGMI Supplemental Confirmation and (b) the August 2019 Trigger Price Agreement Payment to Citibank pursuant to clause (b)(y) shall be in full satisfaction of CGMI’s corresponding obligation to M Capital II and Cactus I under the August 2019 Trigger Price Agreement.
(ii)          M Capital II and Cactus I each acknowledges and agrees that USD 6,752,606 of the August 2019 Trigger Price Agreement Payment to Citibank pursuant to clause (b)(y) shall be deemed to be a distribution from Cactus I to Cactus Holding Company III, LLC (“Cactus III”), a distribution by Cactus III to each of Jerry C. Moyes, Vickie Moyes and the Jerry and Vickie Moyes Family Trust (each, a “Cactus III Member”) and an equity contribution by each Cactus III Member to M Capital II in exchange for Common Membership Interest B of M Capital II.
(c)                    Except with respect to the payment of the Citibank Termination Amount and release of the security interest as provided in this Agreement, neither Citibank nor M Capital II shall have any further obligations to the other in respect of the Seventh A&R Transaction 1 Supplemental Confirmation, and each of Citibank and M Capital II hereby irrevocably and unconditionally waives, releases and discharges any claim it may have against the other with respect to the Seventh A&R Transaction 1 Supplemental Confirmation, except any indemnities relating thereto.
Section 2.            Release of Security Interest.
(a)                    Upon Citibank’s receipt of the Citibank Termination Amount, Citibank’s security interest in 9,864,000 Class A Shares (“Available Class A Shares”), granted to it under the Citibank Security Agreement shall be automatically released, terminated and discharged.
(b)                    Immediately upon Citibank’s release of its security interest in the Available Class A Shares, as described in Section 2(a) hereof, CGMI shall hold the Available Class A Shares in the Collateral Account (as defined in the CGMI Security Agreement) for the benefit of CGMI under the CGMI Security Agreement.
Section 3.            Waiver Under Citibank Master Confirmation.  Citibank consents to, and waives any breach of covenant under, Section 6(u) of the Citibank Master Confirmation or Section 5(ii) of that certain Letter Agreement by and among Citibank, M Capital II, and the members of M Capital II dated October 29, 2013, resulting from M Capital II entering into the CGMI Confirmation.
Section 4.            Representations.  Each party represents to the other that:
(a)                    Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization and, if relevant under such laws, in good standing;
(b)                    Powers.  It has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;
(c)                    No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)                    Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(e)                    Obligations Binding.  Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
Section 5.            Miscellaneous.
(a)                    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter terms.  Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extension, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by such agreements or contractual instruments.
(b)                    ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK AND EACH PARTY AGREES THAT IT SHALL IN CONNECTION WITH ANY OF THE FOREGOING SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF, AND AGREES TO VENUE IN, SUCH COURT AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.  EACH OF THE PARTIES HERETO ALSO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)                    If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other.

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              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.
M CAPITAL GROUP INVESTORS II, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
	Name:	Jerry C. Moyes
	Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
	Name:	Vickie Moyes
	Title:	Co-Trustee of the Manager

CACTUS HOLDING COMPANY, LLC

By:	JERRY AND VICKIE MOYES FAMILY TRUST, its Manager

By:	/s/ Jerry C. Moyes
	Name:	Jerry C. Moyes
	Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
	Name:	Vickie Moyes
	Title:	Co-Trustee of the Manager

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Authorized Signatory

CITIBANK, N.A.

By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Authorized Signatory

[Signature Page to Release and Termination Agreement]

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